Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 (Registration No. 333-113955), previously filed by CCSB Financial Corp. on March 26, 2004, of our report dated October 22, 2004 on our audit of the 2004 consolidated financial statements of CCSB Financial Corp., as of September 30, 2004 and for the year then ended, which report is included in the Annual Report on Form 10-KSB for the year ended September 30, 2004.

/s/    BKD, LLP

St. Louis, Missouri

December 14, 2004